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                    DRAFT OF 1/19/96 10:00 A.M.
                    PRIVILEGED & CONFIDENTIAL
                    ATTORNEY WORK PRODUCT
             SECURITIES AND EXCHANGE COMMISSION

                    WASHINGTON, D. C.  20549

                            FORM 8-K

         CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
              THE SECURITIES EXCHANGE ACT OF 1934


   Date of Report      January 19, 1996


            PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
       (Exact name of registrant as specified in its charter)


New Jersey            1-9120             22-2625848
(State or other       (Commission        (I.R.S. Employer
jurisdiction of       File Number)       Identification No.)
incorporation)


80 Park Plaza, P. O. Box 1171
  Newark, New Jersey                        07101-1171
(Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code: 201-430-7000


    PUBLIC SERVICE ELECTRIC AND GAS COMPANY
(Exact name of registrant as specified in its charter)


New Jersey            1-973              22-1212800
(State or other       Commission         (I.R.S. Employer
jurisdiction of       File Number)       Identification No.)
incorporation)


80 Park Plaza, P. O. Box 570
  Newark, New Jersey                        07101-0570
(Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code:  201-430-7000
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Item 5.   Other Events.
------   ------------

    The following information updates certain matters previously reported to the Securities and Exchange Commission under Item 1 - Business of Part I of the Annual Report on Form 10-K for 1994 and Part II of the Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995 of Public Service Electric and Gas Company (PSE&G) and its parent, Public Service Enterprise Group Incorporated (Enterprise).

Rate Matters/Regulation

    On January 16, 1996, PSE&G proposed to the New Jersey Board of Public Utilities (BPU) major changes in utility regulation that include an immediate $50 million rate reduction for its electric customers, various types of rate freezes, assurances that future price increases related to controllable costs will be lower than the rate of inflation, and funding of up to an aggregate of $55 million in two economic development initiatives.

    The seven-year "New Jersey Partners in Power" plan (Plan) calls for an indexed, or price-capped, approach to replace the existing rate base/rate of return form of regulation for both its electric and gas operations. It is designed to enable PSE&G to price energy and energy services competitively and support New Jersey's economic development goals of attracting and retaining business and jobs while fostering energy efficiency and achievement of environmental objectives.

    The petition filed with the BPU is designed to fulfill the objectives of regulatory reform enacted by the legislature and signed into law by Governor Whitman in July 1995. The Plan represents a regulatory transition designed to shift the emphasis and incentives away from a cost-plus form of regulation to an alternative form that emphasizes and rewards efficiency, innovation, and service quality.

    The Plan, if approved, would give PSE&G the mechanisms
and incentives to compete more effectively on several fronts, including the ability to develop revenue from non-regulated products and services, accelerate or modify depreciation schedules to help mitigate any potential stranded asset issue, and more aggressively manage the control of costs. In addition, the Plan would provide the foundation for ongoing price flexibility without the need for prolonged, adversarial regulatory proceedings.
                             1
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Rate Matters/Regulation (continued)

    The Plan allows for a transition to a fully competitive energy marketplace while substantially shifting the business and financial risks and opportunities involved in this transition away from customers to PSE&G and enhancing PSE&G's ability to make the necessary human, intellectual and financial investments required to stimulate innovation and productivity.

    Key energy pricing features of the proposed Plan are as follows:

    Upon the BPU's approval of the Plan, PSE&G will reduce electric rates across the board by $50 million annually as an upfront guaranteed share of the productivity improvements that it expects to achieve over the life of the Plan.

    New rates for all PSE&G electric customers reflecting the reduction would be established through a merger of existing base tariffs and the Levelized Energy Adjustment Clause (LEAC) and would be frozen at these levels through December 31, 1996. In addition, the plan proposes the elimination of the BPU's existing Nuclear Performance Standard (NPS). This discontinuance of the LEAC and NPS would result in substantially shifting the risks and opportunities involved in managing changes in fuel and replacement power costs from customers to PSE&G. Gas fuel costs will continue to be recovered on a dollar for dollar basis from customers under the existing Levelized Gas Adjustment Charge (LGAC).

    In order to create incentives to lower costs and improve efficiency and productivity, the Plan would rely on a comprehensive external price cap index based upon changes in the Gross Domestic Product Price Index (GDPPI) and a separate fuel price index mechanism, reduced by a fixed productivity offset of 0.30% to establish optional annual price changes each January 1st for electricity. In addition, the Plan would rely on an index for non-fuel gas prices calculated on the basis of changes in the GDPPI, reduced by a fixed productivity offset of 0.35%, to establish optional annual price changes each January 1st. The price cap mechanisms would become effective on January 1, 1997 and would assure that any rate increase related to controllable costs would be below the rate of inflation, guaranteeing that these costs would decline in real terms.
                             2
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Rate Matters/Regulation (continued)

    Under the Plan, PSE&G would establish an initial service block equal to the first 150 kilowatthours (KWH) of usage for residential electric customers who would be protected from price cap index increases through December 31, 2002, the proposed expiration date of the Plan. Similarly, an initial service block equal to 40 therms would be set for residential gas customers and protected from index increases over the same period of time. In addition, public street lighting prices would not be subject to index increases for the life of the Plan.

The Plan includes a productivity gains sharing mechanism. This mechanism has been designed to provide strong incentives to maximize efficiency and productivity improvements and ensure that electric and gas customers receive an increasing share of productivity gains using returns on equity as a proxy for these gains. The gains, which would be awarded through bill credits, would be based on a threshold earnings level defined as PSE&G's established return on equity of 12% plus a 100 basis points neutral zone above that level. Customers would receive a 10% share of the gains from the first 50 basis points above the threshold level. Their share would increase by an additional 10% for each subsequent increase of 50 basis points up to a maximum of 50%.

    Separate mechanisms also would be established to ensure continued recovery of costs associated with activities mandated or approved by state or federal agencies or otherwise out of PSE&G's control. These costs include demand side management and conservation programs, environmental remediation, costs associated with non-utility electric generators, and nuclear decommissioning funding. These mechanisms would assure that PSE&G recovers only actual costs related to these activities.

    The Plan would allow for electric and non-fuel gas prices
    to be changed to reflect exogenous events beyond the
    control of PSE&G and would be subject to modification for
    industry restructuring.
                                  3
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Rate Matters/Regulation (continued)

    The Plan calls for an increase of $50 million in annual depreciation expenses for PSE&G's Hope Creek nuclear generating station -- $25 million effective January 1, 1997, and an additional $25 million effective January 1, 1998. In addition, the Plan proposes a transfer of depreciation reserves totaling $253 million from transmission and distribution to fossil steam electric generating accounts. The Plan would permit depreciation to be changed annually following BPU review and approval.

    In addition to the pricing features, the Plan guarantees enhanced quality of customer services through PSE&G's recently established service guarantee program for electric and gas customers and specific incentive and penalty mechanisms based on various service indicators.

    The Plan would establish a program of rewards and penalties in key overall service indicators such as duration of customer power outages compared to a historic five-year average.

    In addition to these service quality incentives, the Plan would establish rewards and penalties based on the movement of PSE&G's average electric residential rate measured against the national average of residential electric rates. Rewards or penalties of up to $5 million would be implemented if comparisons indicate that PSE&G's residential rates decreased or increased by more than one-half of one percent relative to the national average.

    A major component of the Plan is a proposed economic and market development and retention assurance program. This would allow flexible pricing and promote special economic development activities designed to enhance the economic vitality of the State of New Jersey. One aspect of the program would give PSE&G the ability to quickly establish new optional electric or gas rates or individual customer contracts to serve new markets and retain or attract individual customers.

    Also under the Plan, PSE&G would fund two economic
development initiatives. The first is a private sector
leadership investment of $5 million in the New Jersey Fund for
Community Economic Development.  The second new initiative is establishment of the PSE&G Economic Development Fund in which
                        4
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Rate Matters/Regulation (continued)

PSE&G would commit to investing up to $50 million for financing significant economic development projects within PSE&G's service territory over the seven years of the Plan.

    In addition, the Plan calls for establishment of a State Emissions Trading Bank (Bank) for economic development and environmental improvement. PSE&G would donate 1,000 tons of nitrogen oxide emissions credits to the Bank for use in economic development. This is intended as a key step to linking economic development with sound environmental policy and building on New Jersey's leadership role in seeking a regional solution to air pollution problems.

    Under the Plan, price levels associated with the recovery of Gross Receipts and Franchise Tax (GRFT) or successor taxes will be directly adjusted in such a manner as to insure their full and timely recovery from ratepayers.

    PSE&G cannot predict what action, if any, may be taken by the BPU with respect to the Plan.


PSE&G - Nuclear Operations - Salem and Hope Creek

    As previously reported, on October 10, 1995, Enterprise received a letter from a representative of a purported shareholder demanding that it commence legal action against certain of its officers and directors with regard to the current Salem shutdown. Enterprise has been informed that a civil complaint to commence a shareholder derivative action has been filed by such purported shareholder on behalf of Enterprise shareholders, although legal service of process on any defendant has not yet been effected. The complaint seeks to recover damages and other relief for alleged losses purportedly arising out of PSE&G's operation of Salem and Hope Creek. Enterprise is presently considering the matter.

    Based on current projections and assumptions regarding operations of PSE&G's five nuclear units, including the expected return of Hope Creek to service by the end of February 1996, which is currently undergoing a refueling and maintenance outage, PSE&G does not expect to incur a penalty under the NPS applicable to 1996. Any adverse change of such projected operations would probably result in a penalty under the NPS.
                             5
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Credit Ratings

On January 17, 1996, Moody's Investors Service (Moody's) announced that it had lowered its securities ratings of PSE&G's debt and preferred stock as follows: Mortgage Bonds and Secured Medium-Term Notes (MTNs) to A3 from A2; Debentures and Preferred Stock to Baa1 from A3; and Commercial Paper to Prime-2 from Prime-1. PSE&G Fuel Corporation's Commercial Paper rating was also lowered to Prime-2 from Prime-1. Moody's, however, confirmed its existing rating of PSEG Capital's MTNs at Baa2.

The respective ratings presently assigned by Standard and Poor's Corporation (S&P) and Duff & Phelps (Duff) to PSE&G's securities are as follows: Mortgage Bonds and MTNs A- and A; Debenture Bonds BBB+ and A-; Preferred Stock BBB+ and A-; and Commercial Paper A-2 and Duff1. The ratings presently assigned by S&P and Duff to PSEG Capital's MTNs are BBB and BBB+, respectively. The ratings assigned by S&P, Moody's and Duff to the Commercial Paper of Enterprise's indirect subsidiary, Enterprise Capital Funding Corporation, which is supported by a commercial bank letter of credit, are A1+, P1 and Duff1+, respectively.

The current ratings of such securities reflect the respective views of the rating agency furnishing the same and not
necessarily those of management of Enterprise or PSE&G.  An
explanation of the significance of or reasons for such ratings may be obtained from such agency.
                             6
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                                   SIGNATURE
                                   ---------

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

              PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                              (Registrant)

                 PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                              (Registrant)


             By             R. EDWIN SELOVER
         ---------------------------------------
                            R. Edwin Selover
                    Vice President and General Counsel
               Public Service Enterprise Group Incorporated
                Senior Vice President and General Counsel
                 Public Service Electric and Gas Company



Date: January 19, 1996